Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 4 Year Autocallable Securities Linked to SPX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 ® Index (ticker: “SPX”) Pricing date: August 25, 2023 Valuation dates: Quarterly, beginning approximately one year after issuance Final valuation date: August 25, 2027 Maturity date: August 30, 2027 Final barrier value: 70.00% of the initial underlying value Automatic early redemption: If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: 9.75% per annum CUSIP / ISIN: 17291QM68 / US17291QM684 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the final valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the final barrier value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 п the underlying return) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated August 18, 2023

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment 100.0 0% 50.00% 25.00% 0.00% - 0.0 1% - 30. 0 0% - 30. 0 1% - 50. 0 0% - 75. 0 0% - 100 . 00% Hypothetical Interim Payment per Security Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value Premium Hypothetical Redemption August 28, 2024 9.75% $1,097.50 November 25, 2024 12.1875% $1,121.875 February 25, 2025 14.625% $1,146.25 May 27, 2025 17.0625% $1,170.625 August 25, 2025 19.50% $1,195.00 November 25, 2025 21.9375% $1,219.375 February 25, 2026 24.375% $1,243.75 May 26, 2026 26.8125% $1,268.125 August 25, 2026 29.25% $1,292.50 November 25, 2026 31.6875% $1,316.875 February 25, 2027 34.125% $1,341.25 May 25, 2027 36.5625% $1,365.625 If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • The securities may be automatically redeemed prior to maturity. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. Th e a bo v e su m m a r y of s e l e c t ed ri s k s d oes n ot d es c r i be a l l of t he r i s k s a s so c i a ted w i th a n i nv e st m ent i n t h e secu r i t i es. You s h o u l d r e a d t h e a cc o m p any i ng p r e li m i na r y p r i c i ng s u pp l e m e nt and p r odu c t s u pp l e m e n t fo r a m o r e c o m p l e t e d e s c r i pt i on o f ri s k s r e l at i ng to t h e secu r i t i e s . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.